Exhibit-10.4

Summary Term Sheet

Transaction:

RevCare, Inc., a Nevada corporation (“RevCare”), and Russell Mohrmann and his affiliated entities (collectively, “Mohrmann”) are considering a transaction pursuant to which Mohrmann would receive the assets used in RevCare’s business unit known as HELP, or the staffing division, as set forth in Schedule 1.1 of that certain Purchase Agreement dated May 30, 2000 among RevCare’s subsidiary, Mohrmann and other parties thereto (the “Original Purchase Agreement”), excluding any cash or cash equivalents (collectively, the “Business”) (the “Transaction”).   Mohrmann shall not acquire or become liable for any liability of RevCare.

The consummation of the Transaction, if any, is expected to be subject to the terms and conditions set forth herein as well as such other terms and conditions as are negotiated between the parties.

Closing:	It is anticipated that the closing of any Transaction would occur on or about August 31, 2003 (the “Closing” or the “Closing Date”).

Consideration:	As elements of any Transaction, it is expected that:

•     The amended and restated promissory notes issued by RevCare in favor of Mohrmann dated January 8, 2003 (collectively, the Mohrmann Notes”) would be reduced by an aggregate amount of $1,900,000.  The allocation of the reduction amongst the Mohrmann Notes shall be determined by Mohrmann, but the application shall be first to outstanding principal and then to outstanding interest.

•     Mohrmann agrees to negotiate a satisfactory lease for approximately 1,000 square feet in the RevCare headquarters building in Orange CA.  Said lease will be for 2 years from the Closing Date and shall be priced at $1.35 per foot.

•     Sufficient working capital will be provided to Mohrmann utilizing existing RevCare financing facilities; for a period not to exceed 6 months, such provision to be made through the renegotiation of RevCare’s receivables line of credit with Bridge Bank, N.A.  However Mohrmann will utilize his best efforts to obtain a working capital line for HELP prior to the Closing Date.

Agreements regarding Indebtedness

RevCare issued a promissory note in favor of Mohrmann and Manuel Occiano with respect to a line of credit and the current principal amount owed under said line is approximately $300,000 (the “Mohrmann/Occiano Note”).  Beginning no later than August 1, 2003, RevCare shall begin making payments of $25,000 of principal and interest per month on the Mohrmann/Occiano Note, until such note is paid in full.

The remaining outstanding principal balance and accrued but unpaid interest under the Mohrmann Notes of approximately $500,000 shall be restructured as follows: (i) Mohrmann will completely subordinate its right to payment to the indebtedness RevCare owes to its lenders and release its security interest in the collateral securing such debt (which includes a secured loan of $1,000,000 which FBR Financial Services Partners, L.P. has agreed to make to RevCare upon the closing of the Transaction, subject to certain conditions) and (ii) following payoff of the Mohrmann/Occiano Note, but not later than September 1, 2004, payments will commence on the Mohrmann Notes, consisting of $25,000 of principal and interest per month until paid in full.

Upon the sale or transfer of substantially all of the assets or stock of RevCare, RevCare will be required to pay the Mohrmann Notes and the Mohrmann/Occiano Note in full.

Closing Conditions:	The Closing shall be subject to the following conditions (as well as any other customary conditions and other conditions noted in this Summary Term Sheet):

•     The making of any necessary or advisable filings, and each party having obtained any necessary or advisable third party, governmental and regulatory consents and approvals, including those necessary to transfer the assets free of any encumbrances;

• The parties shall negotiate a mutually acceptable announcement letter to clients regarding the Transaction;

•     The parties shall negotiate a mutually acceptable agreement to allow HELP to utilize email and telephone capabilities of RevCare for a period not to exceed 6 months from the Closing Date based upon RevCare’s out of pocket costs in incurring the services with its service provider;

• Russ Mohrmann shall be removed as a named party for any corporate credit cards, licenses, bonding requirements, office leases, etc.;

• Completion of legal, financial and business diligence review by Mohrmann as to the Business;

• Requisite corporate approvals of RevCare and Mohrmann;

•     Execution and delivery of satisfactory legal documentation required for the Closing in form and substance satisfactory to the parties, including an Asset Purchase Agreement in substantially the form of the Original Purchase Agreement and Noncompetition and Nonsolicitation Agreements that would restrict RevCare, on the one hand, and Mohrmann, on the other hand, from competing with each other’s business within the geographic area in which such businesses are currently conducted and soliciting each other’s customers with respect thereto for a period of 2 years; and

• All accrued benefits payable to Staffing employees will be paid up to the employees under the standard separation policy used in the separations that have occurred at RevCare over the last 90 days.

Resignation:	At the Closing, Mohrmann will resign from RevCare and its subsidiaries in all capacities.

Fees, Expenses:	Each party shall bear its own expenses in connection with any Transaction, including, without limitation, all broker’s and finder’s fees.

THIS SUMMARY TERM SHEET DOES NOT REPRESENT A BINDING AGREEMENT BETWEEN THE PARTIES OR AN OFFER TO CREATE A BINDING AGREEMENT.  A BINDING AGREEMENT WILL BE CREATED ONLY IF THE PARTIES NEGOTIATE AND EXECUTE A DEFINITIVE SET OF BINDING AGREEMENTS.

RevCare, Inc.

By:	/s/ MANUEL OCCIANO
Name:	Manuel Occiano
Title:	President

/s/ RUSSELL MOHRMANN
Russell Mohrmann